EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON ANNOUNCES ACQUISITION OF QS INVESTORS
Will be combined with existing Legg Mason capabilities to create a unified retail and institutional solutions-based investment platform
Conference call today at 10:00AM EST
Combination positioned to leverage Legg Mason’s global distribution platform
BALTIMORE, MD - March 4, 2014 - Legg Mason, Inc. (NYSE: LM) today announced a definitive agreement to acquire QS Investors, a leading customized solutions and global quantitative equities provider based in New York, with $4.1 billion in assets under management and nearly $100 billion in assets under advisory. Legg Mason’s existing quantitative equity platform, Batterymarch Financial Management, and Legg Mason Global Asset Allocation, its existing solutions platform, will be integrated over time into QS Investors as a result of this transaction. The combined platform will be a world-class retail and institutional solutions and global quantitative equity provider with compelling investment strategies and strong consultant relationships.
The expanded platform will be branded under the QS Investors name, and headed by Janet Campagna as Chief Executive Officer and Rosemary Macedo as Chief Investment Officer. Key investment professionals from Batterymarch and LMGAA will join the existing QS team as senior members.
The acquisition is expected to close in the first fiscal quarter of FY 2015. The acquisition and combination transaction is expected, excluding restructuring and transition costs, to be modestly accretive to Legg Mason’s earnings in the first year. In connection with the combination of the businesses, Legg Mason expects to incur restructuring and transition costs of approximately $35 million, including $3 million in the March 2014 quarter and $30 million in fiscal year 2015. Terms of the transaction were not disclosed.
The combined business will remain committed to delivering alpha for clients. This transaction strongly positions Legg Mason within the rapidly growing global client demand for customized solutions, liquid alternatives and smart beta strategies with:

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A scalable and distinct investment process and key capabilities in Custom Solutions, Liquid Alternatives, Global Quantitative Equities (including a 12-year track record in Smart Beta), and Multi-Manager Asset Allocation.

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A research-driven process with a strong track record in combining fundamental research, quantitative models and insights from behavioral finance to dynamically shift investment exposure based on changing market conditions and opportunities.

•	Significantly enhanced capabilities and operational efficiencies to deliver outcome-oriented products and strategies.

•	Compelling investment performance, a world-class technology platform and strong relationships across the consultant community.

•	A broad institutional client base of public and private pension funds, endowments, sovereign wealth funds and financial institutions.

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Post transaction, Legg Mason will leverage this enhanced solutions platform together with Legg Mason’s other investment affiliates and global distribution network for future growth in the institutional marketplace as well as with retail clients, where demand for customized solutions is increasing.

Joseph A. Sullivan, President and CEO of Legg Mason, said: “Optimizing and expanding our portfolio of investment products has been a top priority for our senior management team. The combination of QS Investors’ highly regarded investment capabilities and thought leadership with our existing investment teams creates a powerful offering in an area of the market that is expected to experience significant growth in the coming decade. When we marry that with our global distribution platform, we believe we will be well positioned to bring compelling products to retail and institutional investors in markets around the world. “
Janet Campagna, CEO of QS Investors, said: “QS Investors and Legg Mason share a ‘client first’ culture committed to transparency that will allow us to focus on investment strategies and serving our clients, and this unique combination will allow us to leverage Legg Mason’s global retail distribution platform, build and further strengthen our talented research and portfolio management teams, and continue to be at the forefront of innovative product development. Our objective over the next year is to integrate Batterymarch and LMGAA with our platform to leverage the best ideas from each group much like we’ve successfully adapted and efficiently integrated ideas both within and across asset classes for clients for over 14 years. We are confident in our ability to execute against this plan and especially pleased that our entire team continues to be focused on the long term success of our clients and business.”
Legg Mason was advised by Dechert, LLP and QS Investors was advised by RBC Capital Markets and Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Conference Call
A conference call to discuss the acquisition will be hosted by Joseph A. Sullivan, President and CEO of Legg Mason, Inc., at 10:00 a.m., EST. This call will be open to the general public. Interested participants can access the conference call by dialing 1-800-447-0521 or for international calls 1-847-413-3238, pass code 36782620. Please dial-in at least 5 minutes prior to the scheduled start to ensure connection.
For those participants unable to listen to the live broadcast of the conference call, a replay will be available on the Legg Mason website under the Investor Relations section or by dialing 1-888-843-7419 or for international calls 1-630-652-3042, enter pass code 36782620# when prompted. Please note that the replay will be available beginning at 12:30 a.m., EST on Tuesday, March 4, 2014 and ending at 11:59 p.m. on March 18, 2014.

About Legg Mason
Legg Mason is a global asset management firm with $680 billion in assets under management as of January 31, 2014. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).
About QS Investors
Formed in 1999 within a large asset management firm, QS Investors, LLC is an investment firm providing asset management and advisory services to a diverse array of institutional clients.
QS Investors delivers disciplined and systematic solutions that address clients’ complex investment challenges. The team has developed approaches to integrating quantitative and behavioral investment insights and dynamically weighting opportunities in response to changing conditions in the economy and the market. Risk identification, assessment and management are an intrinsic part of their process. QS Investors offers a broad spectrum of strategies which includes actively managed US and Global equities, Liquid Alternatives, and Customized Solutions. QS Investors is based in New York, serving clients globally.
This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and in the Company’s quarterly reports on Form 10-Q.